EXHIBIT 15

                                 [THYSSEN AG]

          NEWS RELEASE
          FOR IMMEDIATE RELEASE

          CONTACTS:
          FOR THYSSEN AG:                         FOR GIDDINGS & LEWIS, INC.:
          Media Contact:                          Media Contact:
          Pascale Wiedenroth                      Patricia Meinecke
          (011-49-211) 824-36677                  (414) 929-4212

          Investor Contact:                       Investor Contact:
          Konrad Tamschick                        Douglas Barnett
          (011-49-211) 824-38347                  (414) 929-4374

          THYSSEN COMPLETES TENDER OFFER FOR GIDDINGS & LEWIS

               DUESSELDORF, GERMANY, JULY 31, 1997 -- THYSSEN AG announced today that its subsidiary, TAQU, Inc., had accepted for payment and purchased all shares of Giddings & Lewis, Inc. common stock tendered pursuant to TAQU, Inc.'s tender offer for all outstanding shares of common stock of Giddings & Lewis, Inc. The tender offer expired as scheduled at 5:00 p.m., New York City time, on Wednesday, July 30, 1997. Thyssen said that approximately 30,046,549 shares of Giddings & Lewis common stock had been tendered in the tender offer, including approximately 626,826 by notice of guaranteed delivery, which constitutes over 96% of the outstanding Giddings & Lewis, Inc. common stock. Thyssen further stated that the planned merger of Giddings & Lewis, Inc. and TAQU, Inc. would be consummated as soon as practicable, which Thyssen anticipates will be in September 1997.

               Headquartered in Fond du Lac, Wisconsin, Giddings & Lewis is the largest supplier of industrial automation products and machine tools in North America, and among the largest in the world. The company serves customers worldwide with products and services to improve manufacturing productivity.

               Thyssen AG, headquartered in Duesseldorf, is one of Germany's biggest industrial and commercial enterprises with approximately $26 billion in annual revenues and approximately 113,000 employees around the world.
          Thyssen has around 320 companies in Germany, the US and numerous other countries. Thyssen AG, through its subsidiaries, offers capital goods and manufactured products, manufactures steel products and provides trading and services such as logistics, distribution of product materials and waste management, and lately cellular telephony. The capital goods include automation systems, machine tools, elevators and automotive supplies.

                                    # # #



                                                        SCHEDULE I-A

                            GIDDINGS & LEWIS, INC.
                               142 DOTY STREET
                         FOND DU LA, WISCONSIN 54935

                                SUPPLEMENT TO
                      INFORMATION STATEMENT PURSUANT TO
                 SECTION 14(F) OF THE SECURITIES EXCHANGE ACT
                      OF 1934 AND RULE 14F-1 THEREUNDER

               This Supplement to Information Statement (this "Supplement") is being mailed on or about August 1, 1997, to holders of record on July 31, 997, of common stock, par value, $.10 per Share, together with the associated preferred share purchase rights (the "Shares") of Giddings & Lewis, Inc., a Wisconsin corporation (the "Company") and supplements the Information Statement, previously mailed to the Company's shareholders on or about June 18, 1997 (the "Information Statement"), as part of the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (as amended, the "Schedule 14D-9"). Capitalized terms used herein shall have the meaning set forth in the Schedule 14D-9. YOU ARE URGED TO READ THIS SUPPLEMENT CAREFULLY. YOU ARE NOT, HOWEVER, REQUIRED TO TAKE ANY ACTION.

               Pursuant to that certain Agreement and Plan of Merger, dated June 11, 1997 (the "Merger Agreement"), among the Company, Thyssen Aktiengesellschaft ("Thyssen"), a corporation organized under the laws of the Federal Republic of Germany, and TAQU, Inc. ("TAQU"), a Delaware corporation and indirect wholly-owned subsidiary of Thyssen, relating to the tender offer by TAQU, to purchase all of the outstanding Shares of the Company, at a price of $21 per Share, net to the seller in cash (the "Offer"). TAQU commenced the Offer on June 18, 1997. The Offer expired at 5:00 p.m., New York City time, on July 30, 1997. At such time, TAQU accepted for payment and purchased approximately 30,046,549 Shares (including approximately 626,826 Shares by notice of guaranteed delivery) which constitutes over 96% of the outstanding Shares. You are receiving this Supplement in connection with the appointment of persons designated by Thyssen (the "Thyssen Designees") to a majority of the seats on the Board of Directors of the Company (the "Board"). The Merger Agreement requires the Company, upon the request of Thyssen and subject to compliance with applicable law, promptly to cause the Thyssen Designees to be appointed to the Company Board under the circumstances described therein. For more information with respect to the appointment of the Thyssen Designees, see the information under the caption "Rights to Designate Directors; Thyssen Designees" in the Information Statement.

               THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE INFORMATION STATEMENT AND THE SCHEDULE 14D-9 WHICH
          WAS PREVIOUSLY MAILED TO THE COMPANY'S SHAREHOLDERS AND WILL BE FURNISHED, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS SUPPLEMENT
          IS DELIVERED, ON WRITTEN OR ORAL REQUEST TO MORROW & COMPANY, INC., 909 THIRD AVENUE, 20TH FLOOR, NEW YORK,
          NEW YORK 10022, (212) 754-8000, TOLL FREE: (800) 566-9061.

               The information contained in this Supplement concerning the Thyssen Designees has been furnished to the Company by Thyssen, and the Company assumes no responsibility for the accuracy or completeness of such information.



                 BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

          RIGHTS TO DESIGNATE DIRECTORS; THYSSEN DESIGNEES

               The Merger Agreement provides that, subject to compliance with applicable law, promptly upon the purchase of Shares pursuant to the Offer and thereafter through the consummation of the Merger, the Company will, upon the request of Thyssen, promptly cause a majority of the directors of the Company to consist of Thyssen Designees.

               The Thyssen Designees will be selected by Thyssen from among the individuals listed below. Each of the following individuals has consented to serve as a director of the Company if appointed. None of the Thyssen Designees currently is a director of, or holds any position with, the Company. To the best of Thyssen's knowledge, none of the Thyssen Designees, or any of their associates, beneficially owns any equity securities or rights to acquire securities of the Company, nor has any such person been involved in any transaction with the Company or any of its directors, executive officers or affiliates that are required to be disclosed pursuant to the rules and regulations of the Commission. The name, age, present principal occupation and five-year employment history of each of the following individuals are set forth below. Each person listed below is a citizen of the Federal Republic of Germany and has his principal business address at the office of Thyssen Industrie AG, Am Thyssenhaus 1, D-445128 Essen, Germany.

             Thyssen Designee   Age    Principal Occupation and Directorships
          --------------------- ---    --------------------------------------

          Friedhelm Hoppe ..    59    Member of the Executive Board
                                      of Thyssen Industrie AG and
                                      Chairman of the Thyssen
                                      Production Systems business
                                      sector of Thyssen Industrie
                                      AG.  During the past five
                                      years, Mr. Hoppe has served in
                                      his present capacities at
                                      Thyssen.

          Dr. Peter Joussen ..  64    General Counsel of Thyssen
                                      Industrie AG.  During the past
                                      five years, Dr. Joussen has
                                      served in his present capacity
                                      at Thyssen.

          Dr. Eckhard Rohkamm . 54    Chairman of the Executive
                                      Board and Chief Executive
                                      Officer of Thyssen Industrie
                                      AG.  During the past five
                                      years, Dr. Rohkamm has served
                                      in his present capacities at
                                      Thyssen.

          Ulrich Ziolkowski..   54    Member of the Executive Board
                                      of Thyssen Industrie AG, Chief
                                      Controller of Thyssen AG.
                                      During the past two years, Mr.
                                      Ziolkowski has served in his
                                      present capacity at Thyssen
                                      and prior to that, as head of
                                      the accounting department of
                                      Thyssen Industrie AG.